Exhibit 10.1

AMENDMENT TO LOAN AGREEMENT

This Amendment dated as of the 12th day of June, 2007, by and between COMPENSATION RISK MANAGERS, LLC., a New York limited liability company with offices at 112 Delafield Street, Poughkeepsie, New York 12601 (“Borrower”) and KEYBANK NATIONAL ASSOCIATION, a national banking association with offices at 4910 Tiedeman Road, OH-01-51-0541, Brooklyn, Ohio 44144 ("Lender") to that certain Amended and Restated Loan Agreement dated October 3, 2005 between Borrower and Lender (the “Agreement”).

W I T N E S S E T H :

WHEREAS, pursuant to the Agreement, Lender made available to Borrower a revolving credit facility in the maximum principal amount of $5,000,000.00, and

WHEREAS, Borrower and Lender have agreed to increase and extend said revolving credit facility,

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Borrower and Lender, incorporating the defined terms used in the Agreement, hereby amend the Agreement as follows:

1.	Section 2.1. Revolving Credit Facility. The Loan is amended to provide as follows:

a.	the principal amount shall be increased to $7,000,000.00.

b.	the sublimit for Letters of Credit shall be $2,000,000.00.

2.	Section 2.2. Term of Facility. The Loan, if not sooner demanded, shall mature and become due and payable on June 30, 2008.

3.
Section 2.5. Draw Fee. The Borrower will pay a fee equal to 1.50% per annum of the amount requested for each Letter of Credit, calculated from the time issued until the current expiration date of the Loan.

Except as hereby amended, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Borrower and Lender have executed this Amendment as of the date first hereinabove set forth.

COMPENSATION RISK MANAGERS, LLC	KEYBANK NATIONAL ASSOCIATION

By: /s/ James J. Scardino	By: /s/ Joseph F. Markey
Name: James J. Scardino	Name: Joseph F. Markey
Title: Chief Financial Officer	Title: Senior Vice President